Exhibit 99.1
Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606

Equity Commonwealth Reports Fourth Quarter and Full Year 2021 Results

Chicago – February 9, 2022 - Equity Commonwealth (NYSE: EQC) today reported financial results for the quarter and year ended December 31, 2021.

Financial results for the quarter ended December 31, 2021
Net loss attributable to common shareholders was $3.6 million, or $0.03 per diluted share, for the quarter ended December 31, 2021. This compares to net loss attributable to common shareholders of $3.7 million, or $0.03 per diluted share, for the quarter ended December 31, 2020.

Funds from Operations, or FFO, as defined by the National Association of Real Estate Investment Trusts, for the quarter ended December 31, 2021, were $0.7 million, or $0.01 per diluted share. This compares to FFO for the quarter ended December 30, 2020 of $0.6 million, or $0.00 per diluted share.

Normalized FFO was $0.4 million, or $0.00 per diluted share, for the quarter ended December 31, 2021. This compares to Normalized FFO for the quarter ended December 31, 2020 of $0.6 million, or $0.00 per diluted share.

Same property results for the quarter ended December 31, 2021
The company’s same property portfolio at the end of the quarter consisted of 4 properties totaling 1.5 million square feet. Operating results were as follows:
•The same property portfolio was 82.3% leased as of December 31, 2021, compared to 82.5% as of September 30, 2021, and 85.7% as of December 31, 2020.
•The same property portfolio commenced occupancy was 79.2% as of December 31, 2021, compared to 78.6% as of September 30, 2021, and 81.7% as of December 31, 2020.
•Same property NOI increased 5.2% when compared to the same period in 2020.
•Same property cash NOI increased 0.8% when compared to the same period in 2020.
•The company entered into leases for approximately 51,000 square feet, including renewal leases for approximately 16,000 square feet and new leases for approximately 35,000 square feet.
•The GAAP rental rate on new and renewal leases was 2.8% higher compared to the prior GAAP rental rate for the same space.
•The cash rental rate on new and renewal leases was flat compared to the prior cash rental rate for the same space.

The definitions and reconciliations of same property NOI and same property cash NOI to net loss, determined in accordance with GAAP, are included at the end of this press release. The same property portfolio at the end of the quarter included properties continuously owned from October 1, 2020 through December 31, 2021.

Financial results for the year ended December 31, 2021
Net loss attributable to common shareholders was $24.4 million, or $0.20 per diluted share, for the year ended December 31, 2021. This compares to net income attributable to common shareholders of $443.3 million, or $3.56 per diluted share, for the year ended December 31, 2020. The decline in net income was primarily a result of a decrease in gains on the sale of properties and a decrease in interest and other income.

FFO for the year ended December 31, 2021, was ($6.8) million, or ($0.06) per diluted share. This compares to FFO for the year ended December 30, 2020 of $15.8 million, or $0.13 per diluted share. The following items impacted FFO for the year ended December 31, 2021, compared to the corresponding 2020 period:

•($0.12) per diluted share decrease in interest income and other, net;
•($0.03) per diluted share increase in general and administrative expense, including executive severance;
•($0.02) per diluted share decrease in NOI from properties sold; and
•($0.02) per diluted share decrease in same property NOI.

Normalized FFO was ($1.3) million, or ($0.01) per diluted share, for the year ended December 31, 2021. This compares to Normalized FFO for the year ended December 31, 2020 of $18.1 million, or $0.15 per diluted share. The following items impacted Normalized FFO for the year ended December 31, 2021, compared to the corresponding 2020 period:

•($0.12) per diluted share decrease in interest income and other, net;
•($0.03) per diluted share decrease in same property cash NOI and lease termination fees;
•($0.03) per diluted share decrease in NOI from properties sold; and
•$0.01 per diluted share decrease in general and administrative expense, excluding executive severance.

As of December 31, 2021, the company’s cash and cash equivalents balance was $2.8 billion.

Normalized FFO begins with FFO and eliminates certain items that, by their nature, are not comparable from period to period, non-cash items, and items that obscure the company’s operating performance. Definitions of FFO, Normalized FFO and reconciliations to net income (loss), determined in accordance with U.S. generally accepted accounting principles, or GAAP, are included at the end of this press release.

Same property results for the year ended December 31, 2021
The company’s same property portfolio at the end of the year consisted of 4 properties totaling 1.5 million square feet. Operating results were as follows:
•Same property NOI decreased 7.2% when compared to the same period in 2020. The decrease was largely due to lower commenced occupancy, lower lease termination fees, and lower parking revenue. The decrease was partially offset by an increase in tenant reimbursements.
•Same property cash NOI decreased 8.8% when compared to the same period in 2020. The decrease was largely due to lower commenced occupancy, an increase in free rent, and a decrease in parking revenue.
•The company entered into leases for approximately 116,000 square feet, including renewal leases for approximately 56,000 square feet and new leases for approximately 60,000 square feet.
•The GAAP rental rate on the new and renewal leases was 4.3% higher compared to the prior GAAP rental rate for the same space.
•The cash rental rate on the new and renewal leases was 0.3% lower compared to the prior cash rental rate for the same space.

The definitions and reconciliations of same property NOI and same property cash NOI to net (loss) income, determined in accordance with GAAP, are included at the end of this press release. The same property portfolio at the end of the year included properties continuously owned from January 1, 2020 through December 31, 2021.

Significant events during the year ended December 31, 2021
•Effective March 31, 2021, Adam Markman stepped down from his role as Executive Vice President, Chief Financial Officer and Treasurer. As a result, the company had $3.7 million of cash severance expense and $3.4 million of expense related to the acceleration of stock awards, including awards that remain subject to performance-based vesting conditions.
•On April 1, 2021, Bill Griffiths was appointed Senior Vice President, Chief Financial Officer and Treasurer. Mr. Griffiths previously served as Senior Vice President of Capital Markets for the Company.
•On August 31, 2021, Equity Commonwealth terminated its May 4, 2021 merger agreement to acquire Monmouth Real Estate Investment Corporation, a publicly-traded industrial REIT, following Monmouth’s failure to obtain shareholder approval of the merger. Equity Commonwealth was subsequently reimbursed by Monmouth for the company’s out-of-pocket expenses incurred in connection with the proposed merger, which totaled approximately $10 million. Equity Commonwealth does not under the current facts and circumstances expect to receive any additional fees or reimbursement related to the termination of the merger agreement.
•On December 14, 2021, the Board of Trustees authorized the repurchase, through December 31, 2022, of an additional $150 million of its outstanding common shares under the company’s existing share repurchase program. The company has utilized the $150 million previously authorized by the Board of Trustees on March 1, 2021.
•During the quarter ended December 31, 2021, the company repurchased 6,304,939 of its common shares at a weighted average price of $25.86 per share, for a total investment of $163.1 million. During 2021, the company repurchased 6,735,810 of its common shares, at a weighted average price of $25.85 per share, for a total investment of $174.1 million.

Subsequent Events
•On January 26, 2022, the Board of Trustees promoted Bill Griffiths to Executive Vice President, CFO and Treasurer from Senior Vice President, CFO and Treasurer, effective February 14, 2022.
•On February 7, 2022, Jeff Brown, stepped down from his role as Senior Vice President and Chief Accounting Officer for personal reasons, effective March 11, 2022. Mr. Brown’s decision to resign was not a result of any disagreement with management or the Board of Trustees.
•On February 8, 2022, Andrew Levy, was promoted to Senior Vice President and Chief Accounting Officer, effective March 12, 2022. Mr. Levy also will serve as the Company’s designated principal financial officer for Securities and Exchange Commission (“SEC”) reporting purposes. Mr. Levy previously served as Vice President of Financial Reporting and has been with the company since 2014. Earlier in his career, Mr. Levy served as a senior manager in the financial reporting team at General Growth Properties and as an associate with Deloitte & Touche LLP. Mr. Levy is a Certified Public Accountant registered in Illinois and holds a Bachelors and Masters degree in Accountancy from the University of Notre Dame.
•Subsequent to year-end, as of February 8, 2022, the company repurchased 2,202,866 of its common shares at a weighted average price of $25.78 per share for a total investment of $56.8 million. The company has $69.1 million of remaining authorization available under its share repurchase program, as of February 8, 2022.

Earnings Conference Call & Supplemental Operating and Financial Information
Equity Commonwealth will host a conference call to discuss fourth quarter and full year results on Thursday, February 10, 2022, at 9:00 A.M. CT. The conference call will be available via live audio webcast on the Investor Relations section of the company’s website (www.eqcre.com). A replay of the audio webcast will also be available following the call.

A copy of EQC’s Full Year 2021 Supplemental Operating and Financial Information is available in the Investor Relations section of EQC’s website at www.eqcre.com.

About Equity Commonwealth
Equity Commonwealth (NYSE: EQC) is a Chicago based, internally managed and self-advised real estate investment trust (REIT) with commercial office properties in the United States. EQC’s portfolio is comprised of four properties totaling 1.5 million square feet.

Regulation FD Disclosures
We use any of the following to comply with our disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or our website. We routinely post important information on our website at www.eqcre.com, including information that may be deemed to be material. We encourage investors and others interested in the company to monitor these distribution channels for material disclosures.

Forward-Looking Statements
Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws. Any forward-looking statements contained in this press release are intended to be made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. You can identify forward-looking statements by the use of forward-looking terminology or words, which are predictions of or indicate future events or trends and do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q.

Contact:
Sarah Byrnes, Investor Relations
(312) 646-2801
ir@eqcre.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except share data)

	December 31,
ASSETS	2021	2020
Real estate properties:
Land	$44,060	$44,060
Buildings and improvements	362,042	357,650
	406,102	401,710
Accumulated depreciation	(156,439)	(143,319)
	249,663	258,391
Cash and cash equivalents	2,800,998	2,987,225
Rents receivable	15,549	14,702
Other assets, net	15,173	17,353
Total assets	$3,081,383	$3,277,671

LIABILITIES AND EQUITY
Accounts payable, accrued expenses and other	$19,762	$20,588
Rent collected in advance	3,986	2,928
Distributions payable	2,365	10,991
Total liabilities	$26,113	$34,507

Shareholders’ equity:
Preferred shares of beneficial interest, $0.01 par value: 50,000,000 shares authorized;
Series D preferred shares; 6.50% cumulative convertible; 4,915,196 shares issued and outstanding, aggregate liquidation preference of $122,880	$119,263	$119,263
Common shares of beneficial interest, $0.01 par value: 350,000,000 shares authorized; 115,205,818 and 121,522,555 shares issued and outstanding, respectively	1,152	1,215
Additional paid in capital	4,128,656	4,294,632
Cumulative net income	3,798,552	3,814,948
Cumulative common distributions	(4,281,195)	(4,283,668)
Cumulative preferred distributions	(717,700)	(709,712)
Total shareholders' equity	3,048,728	3,236,678
Noncontrolling interest	6,542	6,486
Total equity	$3,055,270	$3,243,164
Total liabilities and equity	$3,081,383	$3,277,671

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues:
Rental revenue	$13,503	$14,001	$54,927	$62,134
Other revenue (1)	892	707	3,075	4,144
Total revenues	$14,395	$14,708	$58,002	$66,278

Expenses:
Operating expenses	$6,582	$6,976	$25,893	$28,858
Depreciation and amortization	4,403	4,680	17,774	19,329
General and administrative	6,753	7,136	37,444	33,233
Total expenses	$17,738	$18,792	$81,111	$81,420

Interest and other income, net	1,732	2,284	6,800	21,228
Interest expense (including net amortization of debt premiums and deferred financing fees of $—, $—, $—, and $(119), respectively)	—	—	—	(620)
Gain on early extinguishment of debt	—	—	—	131
Gain on sale of properties, net	—	208	—	446,744
(Loss) income before income taxes	(1,611)	(1,592)	(16,309)	452,341
Income tax expense	(26)	(78)	(120)	(248)
Net (loss) income	$(1,637)	$(1,670)	$(16,429)	$452,093
Net loss (income) attributable to noncontrolling interest	3	4	33	(799)
Net (loss) income attributable to Equity Commonwealth	$(1,634)	$(1,666)	$(16,396)	$451,294
Preferred distributions	(1,997)	(1,997)	(7,988)	(7,988)
Net (loss) income attributable to Equity Commonwealth common shareholders	$(3,631)	$(3,663)	$(24,384)	$443,306

Weighted average common shares outstanding — basic (2)	119,285	121,673	121,411	121,786
Weighted average common shares outstanding — diluted (2)(3)	119,285	121,673	121,411	126,606

Earnings per common share attributable to Equity Commonwealth common shareholders:
Basic	$(0.03)	$(0.03)	$(0.20)	$3.64
Diluted	$(0.03)	$(0.03)	$(0.20)	$3.56

(1)	Other revenue is primarily comprised of parking revenue that does not represent a component of a lease.
(2)	Weighted average common shares outstanding for the three months ended December 31, 2021 and 2020 includes 260 and 150 unvested, earned RSUs, respectively. Weighted average common shares outstanding for the year ended December 31, 2021 and 2020 includes 256 and 157 unvested, earned RSUs, respectively.
(3)	As of December 31, 2021 and 2020, we had 4,915 series D preferred shares that were convertible into 3,237 common shares. The series D preferred shares are antidilutive for GAAP EPS for the three months and year ended December 31, 2021 and for the three months ended December 31, 2020. They are dilutive for GAAP EPS for the year ended December 31, 2020.

CALCULATION OF FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FFO
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Calculation of FFO
Net (loss) income	$(1,637)	$(1,670)	$(16,429)	$452,093
Real estate depreciation and amortization	4,361	4,470	17,593	18,442
Gain on sale of properties, net	—	(208)	—	(446,744)
FFO attributable to Equity Commonwealth	2,724	2,592	1,164	23,791
Preferred distributions	(1,997)	(1,997)	(7,988)	(7,988)
FFO attributable to EQC common shareholders and unitholders	$727	$595	$(6,824)	$15,803

Calculation of Normalized FFO
FFO attributable to EQC common shareholders and unitholders	$727	$595	$(6,824)	$15,803
Straight-line rent adjustments	(130)	(6)	(1,407)	340
Sold property expense included in interest and other income, net	(225)	—	(225)	515
Gain on early extinguishment of debt	—	—	—	(131)
Executive severance expense	—	—	7,107	—
Taxes related to property sales included in general and administrative	—	14	—	1,472
Taxes related to property sales, net included in income tax expense	—	(48)	—	130
Normalized FFO attributable to EQC common shareholders and unitholders	$372	$555	$(1,349)	$18,129

Weighted average common shares and units outstanding -- basic (1)	119,532	121,916	121,656	122,007
Weighted average common shares and units outstanding -- diluted (1)	119,958	123,445	121,656	123,590
FFO attributable to EQC common shareholders and unitholders per share and unit -- basic and diluted	$0.01	$0.00	$(0.06)	$0.13
Normalized FFO attributable to EQC common shareholders and unitholders per share and unit -- basic and diluted	$0.00	$0.00	$(0.01)	$0.15

(1)
Our calculations of FFO and Normalized FFO attributable to EQC common shareholders and unitholders per share and unit - basic for the three months ended December 31, 2021 and 2020 include 247 and 243 LTIP/Operating Partnership Units, respectively, that are excluded from the calculation of basic earnings per common share attributable to EQC common shareholders (only). Our calculations of FFO and Normalized FFO attributable to EQC common shareholders and unitholders per share and unit - basic for the year ended December 31, 2021 and 2020 include 245 and 221 LTIP/Operating Partnership Units, respectively, that are excluded from the calculation of basic earnings per common share attributable to EQC common shareholders (only).

We compute FFO in accordance with standards established by Nareit. Nareit defines FFO as net income (loss), calculated in accordance with GAAP, excluding real estate depreciation and amortization, gains (or losses) from sales of depreciable property, impairment of depreciable real estate and our portion of these items related to equity investees and noncontrolling interests.  Our calculation of Normalized FFO differs from Nareit’s definition of FFO because we exclude certain items that we view as nonrecurring or impacting comparability from period to period.  FFO and Normalized FFO are supplemental non-GAAP financial measures. We consider FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income (loss), net income (loss) attributable to EQC common shareholders and cash flow from operating activities.

We believe that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of our operating performance between periods and with other REITs.  FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income (loss), net income (loss) attributable to EQC common shareholders or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs.  These measures should be considered in conjunction with net income (loss), net income (loss) attributable to EQC common shareholders and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows.  Other REITs and real estate companies may calculate FFO and Normalized FFO differently than we do.

CALCULATION OF SAME PROPERTY NET OPERATING INCOME (NOI) AND SAME PROPERTY CASH BASIS NOI
(Unaudited, amounts in thousands)

	Three Months Ended
	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Calculation of Same Property NOI and Same Property Cash Basis NOI:
Rental revenue	$13,503	$13,141	$14,114	$14,169	$14,001
Other revenue (1)	892	740	761	682	707
Operating expenses	(6,582)	(6,102)	(6,588)	(6,621)	(6,976)
NOI	$7,813	$7,779	$8,287	$8,230	$7,732
Straight-line rent adjustments	(130)	(409)	(561)	(307)	(6)
Lease termination fees	(209)	(7)	—	—	(10)
Cash Basis NOI	$7,474	$7,363	$7,726	$7,923	$7,716
Cash Basis NOI from non-same properties (2)	(111)	12	22	(124)	(415)
Same Property Cash Basis NOI	$7,363	$7,375	$7,748	$7,799	$7,301
Non-cash rental income and lease termination fees from same properties	338	416	561	307	16
Same Property NOI	$7,701	$7,791	$8,309	$8,106	$7,317

Reconciliation of Same Property NOI to GAAP Net (Loss) Income:
Same Property NOI	$7,701	$7,791	$8,309	$8,106	$7,317
Non-cash rental income and termination fees from same properties	(338)	(416)	(561)	(307)	(16)
Same Property Cash Basis NOI	$7,363	$7,375	$7,748	$7,799	$7,301
Cash Basis NOI from non-same properties (2)	111	(12)	(22)	124	415
Cash Basis NOI	$7,474	$7,363	$7,726	$7,923	$7,716
Straight-line rent adjustments	130	409	561	307	6
Lease termination fees	209	7	—	—	10
NOI	$7,813	$7,779	$8,287	$8,230	$7,732
Depreciation and amortization	(4,403)	(4,588)	(4,432)	(4,351)	(4,680)
General and administrative	(6,753)	(7,572)	(7,390)	(15,729)	(7,136)
Interest and other income, net	1,732	1,599	1,626	1,843	2,284
Gain on sale of properties, net	—	—	—	—	208
Loss before income taxes	$(1,611)	$(2,782)	$(1,909)	$(10,007)	$(1,592)
Income tax expense	(26)	(32)	(31)	(31)	(78)
Net loss	$(1,637)	$(2,814)	$(1,940)	$(10,038)	$(1,670)

(1)	Other revenue is primarily comprised of parking revenue that does not represent a component of a lease.
(2)	Cash Basis NOI from non-same properties for all periods presented includes the operations of disposed properties.

CALCULATION OF SAME PROPERTY NET OPERATING INCOME (NOI) AND SAME PROPERTY CASH BASIS NOI
(Unaudited, amounts in thousands)

	For the Year Ended December 31,
	2021	2020
Calculation of Same Property NOI and Same Property Cash Basis NOI:
Rental revenue	$54,927	$62,134
Other revenue (1)	3,075	4,144
Operating expenses	(25,893)	(28,858)
NOI	$32,109	$37,420
Straight-line rent adjustments	(1,407)	340
Lease termination fees	(216)	(1,310)
Cash Basis NOI	$30,486	$36,450
Cash Basis NOI from non-same properties (2)	(201)	(3,253)
Same Property Cash Basis NOI	$30,285	$33,197
Non-cash rental income and lease termination fees from same properties	1,622	1,169
Same Property NOI	$31,907	$34,366

Reconciliation of Same Property NOI to GAAP Net Income:
Same Property NOI	$31,907	$34,366
Non-cash rental income and termination fees from same properties	(1,622)	(1,169)
Same Property Cash Basis NOI	$30,285	$33,197
Cash Basis NOI from non-same properties (2)	201	3,253
Cash Basis NOI	$30,486	$36,450
Straight-line rent adjustments	1,407	(340)
Lease termination fees	216	1,310
NOI	$32,109	$37,420
Depreciation and amortization	(17,774)	(19,329)
General and administrative	(37,444)	(33,233)
Interest and other income, net	6,800	21,228
Interest expense	—	(620)
Gain (loss) on early extinguishment of debt	—	131
Gain on sale of properties, net	—	446,744
(Loss) income before income taxes	$(16,309)	$452,341
Income tax expense	(120)	(248)
Net (loss) income	$(16,429)	$452,093

(1)	Other revenue is primarily comprised of parking revenue that does not represent a component of a lease.
(2)	Cash Basis NOI from non-same properties for all periods presented includes the operations of disposed properties.

CALCULATION OF SAME PROPERTY NET OPERATING INCOME (NOI) AND SAME PROPERTY CASH BASIS NOI
(Unaudited, amounts in thousands)

NOI is income from our real estate including lease termination fees received from tenants less our property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions and corporate level expenses. Cash Basis NOI is NOI excluding the effects of straight line rent adjustments, lease value amortization and lease termination fees. The quarter-to-date same property versions of these measures include the results of properties continuously owned from October 1, 2020 through December 31, 2021. The year-to-date same property versions of these measures include the results of properties continuously owned from January 1, 2020 through December 31, 2021. Properties classified as held for sale within our condensed consolidated balance sheets are excluded from the same property versions of these measures.

We consider these supplemental non-GAAP financial measures to be appropriate supplemental measures to net income (loss) because they may help to understand the operations of our properties. We use these measures internally to evaluate property level performance, and we believe that they provide useful information to investors regarding our results of operations because they reflect only those income and expense items that are incurred at the property level and may facilitate comparisons of our operating performance between periods and with other REITs. Cash Basis NOI is among the factors considered with respect to acquisition, disposition and financing decisions. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to net income (loss), net income (loss) attributable to Equity Commonwealth common shareholders or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs. These measures should be considered in conjunction with net income (loss), net income (loss) attributable to EQC common shareholders and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows. Other REITs and real estate companies may calculate these measures differently than we do.